UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

October 17, 2007
Date of Report (Date of earliest event reported)

SKYFLYER INC.
(Exact name of registrant as specified in its charter)
NEVADA	000-51261	20-1147435
(State or other jurisdiction of	(Commission File	(IRS Employer Identification No.)
incorporation)	Number)

# 205-1480 Gulf Road
Point Roberts, WA	98281
(Address of principal executive offices)	(Zip Code)

(360) 927-7354
Registrant's telephone number, including area code

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

____ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

____ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

____ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

____ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

SECTION 2 – FINANCIAL INFORMATION

ITEM 2.01      COMPLETION OF ACQUISITION OR DISPOSITION OF ASSETS

On October 18, 2007, Skyflyer Inc. (the “Company”) completed the acquisition of the mineral property known as the Blackstone Lake Property under the terms of the purchase agreement entered into by the Company on October 3, 2007 (the “Purchase Agreement”). The Blackstone Lake Property consists of two mineral claim applications covering approximately 9,600 hectares (approximately 23,722 acres) located in north-central Saskatchewan, Canada.

The Blackstone Lake Property was purchased at a price of $200,000. In addition, the Company granted the vendor a royalty equal to 3% of any net smelter returns from the property. Under the terms of the Purchase Agreement, if the price of uranium exceeds $100 per pound, the royalty will increase to 15% of net smelter returns.

A copy of the Purchase Agreement was filed as an exhibit to the Company’s report on Form 8-K, filed with the SEC on October 11, 2007. A copy of the Company’s press release announcing the purchase of the Blackstone Lake Property is attached as an exhibit to this report.

ITEM 2.03      CREATION OF A DIRECT FINANCIAL OBLIGATION.

On October 17, 2007, Skyflyer Inc. (the “Company”) entered into a loan agreement (the “Loan Agreement”) whereby the Company agreed to borrow an aggregate of $280,000 (the “Principal Sum”), due on or before April 30, 2009 with interest payable at a rate of 8% per annum. The Company may elect to pre-pay all or any portion of the loan at any time.

SECTION 9 – FINANCIAL STATEMENTS AND EXHIBITS

ITEM 9.01      FINANCIAL STATEMENTS AND EXHIBITS

(c)	Exhibits

Exhibit Number	Description of Exhibit
10.1	Loan Agreement dated as of the 17th date of October, 2007 between Skyflyer Inc. (as the borrower) and Black Pointe Holdings Inc. (as the lender).

99.1	Press release.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SKYFLYER INC.

	By:	/s/ John Boschert
Date: October 23, 2007
Name: John Boschert
Title: Secretary